Exhibit 2.3

AMENDMENT TO AGREEMENT AND PLAN OF MERGER
THIS AMENDMENT (this “Amendment”), dated as of February 19, 2014, to the Agreement and Plan of Merger, dated as of November 25, 2013 (the “Agreement”), is entered into by and between VIEWPOINT FINANCIAL GROUP, INC., a Maryland corporation (“ViewPoint”) and LEGACYTEXAS GROUP, INC., a Texas corporation (“Legacy”). ViewPoint and Legacy are sometimes referred to herein collectively as the “Parties” and individually as a “Party.” Capitalized terms used but not defined herein have the meanings set forth in the Agreement.
WHEREAS, pursuant to Section 8.3 of the Agreement, this Amendment requires the written consent of the Parties; and
WHEREAS, the Parties desire to enter into this Amendment for the purpose of amending the Agreement as provided herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:
1. Amendment to Section 2.1(c). Section 2.1(c) of the Agreement shall be amended in its entirety to read as follows:
Notwithstanding any other provision of this Agreement, no fractional shares of ViewPoint Common Stock shall be issued in the Merger and, in lieu thereof, holders of shares of Legacy Common Stock who would otherwise be entitled to a fractional share interest (after taking into account all shares of Legacy Common Stock held by such holder) shall be paid an amount in cash (without interest) equal to the product of such fractional share interest and the average, rounded to the nearest thousandth of a cent, of the closing sale prices of ViewPoint Common Stock on Nasdaq as reported by The Wall Street Journal for the five trading days immediately preceding the date of the Effective Time. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.
2. Amendment. This Amendment may only be amended, modified, waived or supplemented in the same manner as the Agreement may be amended, modified, waived or supplemented pursuant to Section 8.3 of the Agreement.
3. Successors and Assigns. This Amendment is binding on and inures to the benefit of the parties hereto and their respective successors and permitted assigns under the Agreement.
4. Agreement Affirmed. Except as expressly modified and superseded by this Amendment, all terms and provisions of the Agreement shall remain unchanged and in full force and effect without modification, and nothing herein shall operate as a waiver of any party’s rights, powers or privileges under the Agreement.
5. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument.
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Exhibit 2.3

Exhibit 2.3

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed, sealed and delivered through their respective authorized signatories the day and year first above written.
VIEWPOINT FINANCIAL GROUP, INC.        LEGACYTEXAS GROUP, INC.
By: /s/ Kevin J. Hanigan                By: /s/    George A. Fisk
Name:     Kevin J. Hanigan                Name: George A. Fisk
Title: President and CEO                Title: Vice Chairman and CEO

Exhibit 2.3

Exhibit 2.3

[SIGNATURE PAGE TO AMENDMENT TO AGREEMENT AND PLAN OF MERGER]

Exhibit 2.3